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_______________________________________________________________________________



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                              ___________________



                                    FORM 8-K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported):  March 3, 1997


                          ACCUMED INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



      DELAWARE                                     0-20652                           36-4054899
   ---------------                              -----------                     -------------------
   (State or other                              (Commission                        (IRS Employer
   jurisdiction of                              File Number)                    Identification No.)
   incorporation)

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           900 N. FRANKLIN STREET, SUITE 401, CHICAGO, ILLINOIS 60610
           ----------------------------------------------------------
           (Address of principal executive offices)         (Zip Code)


       Registrant's telephone number, including area code: (312) 642-9200



________________________________________________________________________________
          (Former name or former address, if changed since last report)


________________________________________________________________________________



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Item 2.  Acquisition or Disposition of Assets.

         On March 3, 1997, AccuMed International, Inc., a Delaware corporation
(the "Company"), acquired (the "Acquisition") from Difco Microbiology Systems,
Inc., a Michigan corporation ("Difco"), certain assets (the "Purchased Assets") and liabilities related to the ESP Culture System II product line (the "ESP
Product Line") including certain agreements with customers, purchase orders, and patents, trademarks, trade secrets and other intellectual property relating to the ESP Product Line (together with the ESP Product Line, the "ESP
Business") for an aggregate purchase price of $6.0 million in cash pursuant to the terms of the Asset Purchase Agreement dated as of March 3, 1997 (the "Asset
Purchase Agreement"). The Company incurred approximately $138,000 in acquisition-related fees and expenses. The terms of the transaction are more fully described in the Asset Purchase Agreement filed as Exhibit 2.1 to this report.

         The ESP Product Line consists of disposables, software and instruments for the growth and detection of microorganisms in blood cultures, sterile body fluids and mycobacteria samples.

         Of the purchase price, $5.6 million in cash was paid to Difco at the closing and $400,000 was deposited into escrow (the "Escrow Funds"). If no claim is filed by the Company against Difco seeking indemnification for losses arising out of breaches of representations, warranties or covenants of Difco contained in the Asset Purchase Agreement on or prior to March 3, 1998, the Escrow Funds will be released to Difco on such date. If the Company files one or more such claim on or prior to March 3, 1998, (i) an amount equal to the aggregate losses claimed by the Company will be retained in escrow pending resolution of such claim(s), and (ii) upon resolution thereof, such funds will be released to either Difco or the Company, depending upon the resolution of such claim(s).

         The purchase price of the Acquisition was funded from the proceeds of a loan (the "Bridge Loan") in the principal amount of $6.0 million made pursuant to a Loan Agreement dated as of February 19, 1997 among the Company and Robert L. Priddy and Edmund H. Shea, Jr. (each of Messrs. Priddy and Shea are security holders of the Company and, collectively, are referred to as the "Lender"), evidenced by a Convertible Promissory Note dated as of February 19, 1997 made by the Company in favor of the Lender. Interest on the indebtedness under the Bridge Loan accrued at a rate of 12% per annum payable at maturity.
All amounts owed to the Lender by the Company pursuant to the Bridge Loan, including an aggregate of $130,000 representing the loan origination fee, interest and the prepayment premium were paid in full as of March 14, 1997 with a portion of the proceeds of the private placement of the Company's securities descried in the following paragraph.





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         On March 14, 1997, the Company consummated a private placement (the
"Private Placement") of 85 Units each consisting of $100,000 in principal amount of 12% Convertible Promissory Notes (the "Notes") and Warrants (the
"Warrants") to purchase 10,000 shares of the Company's common stock, par value
$0.01 per share (the "Common Stock").  The Company received net proceeds of approximately $7.8 million from the Private Placement after deducting commissions and related expenses.  Commonwealth Associates, Inc. acted as placement agent in the Private Placement for which it received from the Company
(i) cash commissions equal to 7% of the gross proceeds, (ii) five-year warrants to purchase 200,000 shares of Common Stock at an exercise price of $3.125 per share, and (iii) an accountable expense reimbursement of $56,500 in cash.

         The Notes bear interest at the rate of 12% per annum, payable semi-annually in arrears on August 15 and February 15 of each year during the term of the Notes. Principal under the Notes is due March 14, 2000.
Commencing three months following the date of issuance, and subject to shareholder approval of an amendment to the Certificate of Incorporation (the
"Charter Amendment") to increase the authorized shares of Common Stock by an amount sufficient to permit the Company to reserve for issuance a sufficient number of shares to allow for the conversion of the Notes, the Notes will become convertible at the option of the holder into shares of Common Stock at a conversion price equal to $3.125 (the "Conversion Price"). If the Company does not have sufficient authorized shares to accommodate conversion of the Notes by May 31, 1997, (i) the Notes will become due and payable 30 days thereafter at an amount equal to 150% of the outstanding principal amount, and (ii) the Conversion Price will be reduced by 20%. If the Company defaults on its obligations to pay interest or principal under the Notes, (i) the interest rate thereunder will increase to 16% per annum during the continuance of such default, (ii) the Conversion Price will be reduced by 20%, and (iii) the holders will have the right to accelerate the Notes. During the three months beginning March 14, 1997, the Company may redeem the Notes at an amount equal to 110% of the outstanding principal amount; if the Company so redeems the Notes, the term of the Warrants will be extended from six months to five years following March 14, 1997. Thereafter, the Company may redeem the Notes at the amount of outstanding principal if the Common Stock has traded for a minimum of 20 consecutive days trading days at a minimum price of 175% of the Conversion
Price, if the Notes are then convertible.

         The Warrants are exercisable to purchase Common Stock at an exercise price of $3.125 per share. Of the 10,000 Warrants included in each Unit, 8,823 are immediately exercisable for a period of six months following March 14, 1997, and 1,177 Warrants will become immediately exercisable upon effectiveness of the Charter Amendment and will remain exercisable for six months





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thereafter.  If the Notes are redeemed by the Company within three months following March 14, 1997, the term of the Warrants will be reset to March 14, 2002.

         The Company has agreed to register the resale of the Common Stock underlying the Notes and the Warrants under the Securities Act of 1933, as amended. If the Company fails to file with the Securities and Exchange
Commission a registration statement covering such underlying Common Stock on or prior to May 31, 1997, (i) the interest rate on the Notes will increase to 16% per annum until such registration statement is filed, and (ii) the Conversion
Price will be reduced by 20%.

         Among the Purchased Assets are certain pieces of manufacturing equipment which had been used by affiliates of Difco to manufacture the disposable bottles which comprise part of the ESP Product Line. The Company intends to continue to use such equipment to manufacture, directly or through a third-party manufacturer, such disposable bottles. (Concurrent with entering into the Asset Purchase Agreement, the Company entered into a Manufacturing
Agreement with affiliates of Difco pursuant to which such affiliates will manufacture such disposable bottles, using such equipment, for the Company for a period of two years.) Other of the Purchased Assets include molds, robotics and conveyor equipment used to manufacture a component for the instruments which comprise part of the ESP Product Line. Such assets are located at the facilities of a third party manufacturer. The Company intends that such assets will continued to be used to manufacture such component, either directly by the Company or through a third party.

         The amount of consideration paid in the Acquisition was determined by the Board of Directors with reference to the value of the ongoing ESP Business and the Purchased Assets, net of assumed liabilities. The net assets acquired primarily consist of instruments, production machinery and equipment, accounts receivable, inventories, patents, trademarks, trade secrets, know-how and other intellectual property. The Board of Directors also considered the rights and obligations of the Company under certain ancillary agreements entered into with Difco and/or its affiliates simultaneous to consummation of the Acquisition.

         The foregoing discussion of the information and factors considered and given weight by the Company's Board of Directors in determining the amount of consideration is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Acquisition, the Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

         The purchase price of $6.0 million was paid in cash.  Using





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
the purchase method of accounting, the purchase price will be allocated based on the fair value of the assets acquired and liabilities assumed.

         Prior to entering into the Asset Purchase Agreement and the ancillary agreements, there were no material relationships between the Company and its officers or directors or associates of any such officer or director, on the one hand, and Difco or any of its respective officers or directors or associates of any such officer or director, on the other hand, except that from November 1994 until early 1996, the Company and Difco's parent corporation were adverse parties in patent infringement litigation which was settled in early 1996.

Item 7.  Financial Statements and Exhibits

         (a)  Financial Information of Business Acquired:

         It would be impracticable for the Company to file herewith the financial statements of the ESP Business required to be filed pursuant to this Item. The financial statements listed below will be filed by amendment to this Current Report on Form 8-K as soon as they are available, but in no event later than May 17, 1997 (60 days after the date on which this Current Report on Form
8-K is required to be filed).

                 ESP Business Audited Financial Statements for the years ended
                 December 31, 1995 and 1996.

         (b) Pro Forma Financial Information:

         It would be impracticable for the Company to file herewith the pro forma financial information required to be filed pursuant to this Item. Such pro forma financial information will be filed by amendment to this Current
Report on Form 8-K as soon as it is available, but in no event later than May
17, 1997 (60 days after the date on which this Current Report on Form 8-K is required to be filed).

                 AccuMed International, Inc. Pro Forma Financial Statements as of December 31, 1996 and for the year ended December 31, 1996.

         (c)  Exhibits:

2.1      Asset Purchase Agreement between the Registrant and Difco Microbiology
         Systems, Inc., dated as of March 3, 1997.

23.1     Consent of Perrin Fordree & Company, P.C. (to be filed by amendment).

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                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Dated:  March 18, 1997


                                  ACCUMED INTERNATIONAL, INC.


                                  By: /s/ LEONARD R. PRANGE
                                      ---------------------------------
                                     Leonard R. Prange
                                     Chief Financial Officer
                                     and Corporate Vice President





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                                    EXHIBIT INDEX

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
NO.       EXHIBIT
---      -------

2.1      Asset Purchase Agreement between the Registrant and Difco Microbiology Systems, Inc., dated as of March 3, 1997.

23.1     Consent of Perrin Fordree & Company, P.C. (to be filed by amendment).


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